AMENDMENT TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                            GALVESTON OIL & GAS, INC.



Galveston Oil & Gas, Inc., amends its Certificate of Incorporation as follows:

FIRST: The name of this corporation is TOPCLICK INTERNATIONAL, INC.

FOURTH: The total authorized capital stock of this corporation is 100,000,000 common shares at $0.001 par value, and the issued capital is consolidated at a ratio of 10:1 so that 2,450,000 common shares are consolidated to 245,000 shares.

I, the undersigned president of the corporation, certify that these amendments were adopted by the sole director and a majority of the shareholders of the corporation on February 5 1999, in accordance with section 242(b)(1) of Delaware General Corporation Law, and that the number of votes cast was sufficient for approval.


February 5, 1999.



/s/ TRENT JORDAN
----------------------------------
Trent Jordan, President


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